EXHIBIT 10.77

CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made the   22    day of June    1999 B E T W E E N:

(1)                                  POWERGEN UK PLC of 53 New Broad Street, London, EC2M 1JJ (“the Company”)

- and -

(2)                                  RICHARD AITKEN-DAVIES of 131 Durham Road, London SW20 ODF (“the Executive”)

IT IS HEREBY AGREED as follows:

1.                                       The Executive will hereafter be employed by the Company on the Terms and Conditions of Employment set out in the Appendices and the Schedule hereto.

2.                                       This Agreement is governed by and shall be construed in accordance with the Laws of England.

3.                                       This Agreement supersedes all previous agreements and arrangements relating to the Executive’s employment by the Company or by any of the Company’s predecessors in business (which shall be deemed to have been terminated by mutual consent).

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

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THE APPENDICES

TERMS AND CONDITIONS OF EMPLOYMENT

Set out in the following Appendix I, Appendix II and the Schedule are the terms and conditions of your employment with the Company.

Copies of the Company’s Bonus Scheme, Car Scheme, Private Health Scheme and relevant pension schemes referred to in Appendix I and the Company’s Sick Leave Rules referred to in Appendix II will all be available from the Company’s Group Personnel Director.

References to “associated company” and “associated companies” in the Appendices or the Schedule mean:-

(a)                                  any subsidiary company, as defined in Section 736 of the Companies Act 1985 (as substituted by Section 144 of the Companies Act 1989), of the Company and

(b)                                 any company having an ordinary share capital (as defined in Section 832 of the Income and Corporation Taxes Act 1988) of which not less than 25 per cent is owned directly or indirectly by the Company (applying the provisions of Section 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership).

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APPENDIX I

1.                                       Pay and Benefits

1.1                                 Salary

(A)                                   Your salary will initially be at the rate of £140,000 per annum.

(B)                                     Your salary will be payable by equal monthly instalments in arrears on or about the 24th day of each month, and will be deemed to accrue from day to day.  It will be reviewed from time to time during your employment at the discretion of the Company.

(C)                                     Your salary will be inclusive of any other remuneration to which you may be entitled as a Director of the Company or of any associated company, and to give effect to this you will pay over, or procure to be paid over, to the Company all such fees or other remuneration received by you.

2.                                       Bonus Scheme

You will be paid a bonus in accordance with the terms of the Company’s Executive Bonus Scheme and such other performance-related payments or incentives, all as may be agreed from time to time.

3.                                       Company Car

You will be paid an annual payment of £9,504 by monthly instalments of £792 in lieu of an Executive level car under the PowerGen Contract Hire Scheme.

This payment will not be superannuable and will be liable to tax. It will be subject to review once a benchmark has been established for the cash equivalent benefit under the Executive car scheme and you will be notified of any changes.

4.                                       Private Health Care

You will receive free cover for yourself and your spouse and for any dependant children during the period of your employment with the Company under the Company’s Private Health Scheme subject to and in accordance with the rules of the Scheme from time to time.

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5.                                       Pension

5.1                                 You will be entitled to membership of the Electricity Supply Pension Scheme (“the ESPS”) and you will be entitled to become a member of such other schemes as the Company may introduce subject to, and in accordance with, the terms of the ESPS and such other schemes from time to time.

5.2                                 While you are a member of the ESPS your employment will be contracted out for the purposes of the Social Security Pensions Act 1975.

5.3                                 You will be required to make contributions in accordance with the terms of the ESPS and the terms of such other relevant schemes as may be introduced in relation to which such contributions are payable.

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APPENDIX II

1                                          Title and Duties

1.1                                 You will be employed by the Company as Director – Group Performance.

1.2                                 As an employee you will perform such duties and exercise such powers as may from time to time be assigned to you by the Company.  You will devote the whole of your attention and skill to your duties.

1.3                                 You may be required by the Company, as part of your employment, to have responsibilities for, and to carry out duties on behalf of, any of its associated companies, to act as an officer, or consultant of any such associated company and to carry out the duties relating to such an appointment.

2.                                       Places of work

You will be based at the Company’s office at New Broad Street, but the Company has the right to transfer you to other locations in the United Kingdom after consultation with you.  If any transfer necessitates moving house you will be reimbursed for reasonable expenses you may so incur.

3.                                       Hours of Work

You will work such hours as may be necessary or appropriate from time to time to carry out your duties properly and effectively.

4.                                       Notice periods and retirement

4.1                                 Subject to Clause 12 below your employment will continue unless or until terminated by either the Company giving to you or by you giving to the Company not less than 12 months notice in writing.

4.2                                 Your employment will, in any event, automatically terminate (if not already terminated) upon your 63rd birthday or on your retirement at any earlier time.

5.                                       Holidays

5.1                                 You will be entitled to 25 days annual holiday on full salary between 1 April and 31 March in each year (the “Holiday Year”), to be taken at such time or times as may be approved by the Company.  You may not carry over any holiday entitlement not taken in one Holiday Year to the next, except at the discretion of the Company.

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5.2                                 Upon the termination of your employment (except pursuant to Sub-Clause 12.1 below) you will be entitled to a payment in lieu of any annual holiday which has accrued due since the beginning of the then current Holiday Year and which you have not taken at the date of termination.  If on termination of employment you have taken holidays in excess of the annual holiday which had accrued due by the date of termination you shall pay forthwith to the Company, or that the Company may deduct from any sums payable to you, an amount that is equal to the salary you have been paid in respect of excess days of holiday taken by you.  For the purposes of this sub-clause your annual holiday will be treated as accruing at the rate of two days for each month of service completed after the beginning of the relevant Holiday year.

5.3                                 In addition you will be entitled during the Holiday Year to holiday with pay on public, bank and other similar holidays.

6.                                       Ill Health

6.1                                 Provided that you supply the Company with self-certification sickness forms and/or medical certificates covering the periods of absence as required by the Company’s Sick Leave Rules you will be entitled to be paid during absence from work due to sickness or injury for a period of a total of up to six months on full salary in any period of twelve months you are employed by the Company.  Thereafter, you will at the discretion of the Company and, subject to the provisions of Sub-Clause 12.2 below, continue to be paid for a further six months at half salary.  In the event that your employment is terminated either at the end of the aforementioned six month period or under the terms of Sub-Clause 12.2 you will be entitled to receive the benefits of such health insurance scheme as may from time to time be in force.

6.2                                 If the sickness or injury resulting in your absence from work is, or appears to be caused by the acts or conduct of a third party you must immediately notify the Company giving full particulars, including particulars of any relevant claim or legal proceedings.  If required by the Company, you must also refund to it that part of any damages recoverable relating to loss of earnings for the period of your absence as the Company may reasonably determine provided that the amount to be refunded shall not exceed the amount of damages or compensation actually recovered by you less any costs borne by you in connection with such recovery and shall not exceed the total remuneration paid to you in respect of the period of absence.

7.                                       Business expenses

You will be reimbursed with the amount of all hotel, travelling and other expenses properly and necessarily incurred in the performance of your duties

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against the production to the Company of valid receipts for such expenses, and subject always to the Company’s current policies with regard to business travel, accommodation and expenses.

8.                                       Confidential information and other business interests and activities

8.1.                              During your employment you must not (other than with the written consent of the Company) be directly or indirectly engaged or concerned in the conduct of any other business, trade or occupation (whether as employee, consultant, director, shareholder or otherwise).  Nevertheless, you may be or become a shareholder of not more than 3% of any class of security in any one Company which is quoted and dealt in on any recognised Stock Exchange.  You must at all times keep the Chairman, or his nominee, promptly and fully informed of all matters upon which you are engaged outside your employment with the Company.  You must also observe Company requirements and procedures relating to the impartiality of officers and the acceptance of gifts.

8.2                                 You will not, either during your employment (otherwise than in the performance of your duties) or afterwards, use for your own or for anyone else’s benefit, divulge or communicate to anyone any trade or business secret or confidential information concerning the business, finances or affairs of the Company, or any associated company, without the written consent of the Company or relevant associated company, as appropriate.  You will use your best endeavours to prevent the misuse, disclosure or publication of any trade or business secret or any confidential information concerning the business of the Company or any associated company.

8.3                                 You will not make use of, make copies or notes of, or retain any records, written or otherwise, relating to the business of the Company, or any associated company, or allow any of these things to be done by anyone else, otherwise than for the benefit of the Company or the relevant associated company, as appropriate.  In any event, upon the termination of your employment you will deliver up to the Company or relevant associated company any such documents, together with all other Company or associated company property.  Title to and copyright in all such documents will be the Company’s (or, where appropriate, the associated company’s) throughout.

8.4                                 You will not after the termination of your employment represent yourself as being an officer of, or employed by or connected with, the Company or any associated company.

8.5                                 You will not, for twelve months in respect of paragraph 8.5(a) and nine months in respect of other paragraphs of this Sub-Clause, after the termination of your employment (without the prior written consent of the Company or any associated

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company as appropriate) either on your own account or for any person, firm, company or organisation:-

(a)                                  solicit or entice or endeavour to solicit or entice away from the Company, or from any associated company in relation to which you held at any time a position of responsibility in the course of your employment, any person who is or who at any time during the six months prior to the termination of your employment was an employee or Director of or consultant to the Company or the relevant associated company and with whom you had personal contact or dealings in the course of your employment during the period of six months prior to the termination of your employment.  This restriction applies whether or not such a person would commit any breach of his contract of employment by reason of leaving the service of the Company or the associated company, as appropriate;

(b)                                 solicit, or endeavour to solicit business from any person or organisation with whom or which you had personal contact or dealings in the course of your employment during the period of twelve months prior to the termination of your employment, and which business is of the kind which is undertaken by the Company, or by any associated company in relation to which you held a position of responsibility in the course of your employment at any time during the twelve months prior to its termination, and which was undertaken by the Company or by any such relevant associated company as the case may be, at any time during that twelve month period;

(c)                                  entice, or endeavour to entice, away from the Company, or from any associated company in relation to which you held a position of responsibility in the course of your employment at any time during the twelve months prior to its termination, business of the kind which is undertaken by the Company, or the relevant associated company, and which was undertaken by the Company or by any such relevant associated company as the case may be, during that twelve month period.

(d)                                 have business dealings with, or accept business from, any person or organisation with whom you had personal contact or dealings in the course of your employment during the twelve months prior to the termination of your employment, and which business is of the kind which is undertaken by the Company, or by any associated company in relation to which you held a position of responsibility in the course of your employment at any time during the twelve months prior to its termination, and which was undertaken by the Company or by any such relevant associated company as the case may be, during that twelve month period.

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8.6                                 You will not within England, Wales or Scotland and for the period of nine months after the termination of your employment without the prior written consent of the Company either alone or jointly with, or as manager, agent consultant or employee of, any person or organisation, directly or indirectly, carry on or be engaged or involved in the Restricted Business (as defined in the Schedule) or in any other business which competes directly with any business (other than the Restricted Business) of the Company or any associated company in relation to which you held a position of responsibility in the course of your employment at any time during the twelve months prior to its termination.  During any period of restriction which arises pursuant to this Sub-Clause 8.6, the Company will pay you compensation of equivalent to nine months of your annual salary determined from Sub-Clause 1.1 of Appendix I, always provided that you have not committed any breach of the provisions of this Sub-Clause.  This compensation will be payable in nine equal monthly payments on the last day of each calendar month beginning at the end of the first complete calendar month after the termination of your employment.

8.7                                 If you should at any time seek to leave the Company’s employment without giving the full period of notice required under Clause 4 above and in circumstances where you are not entitled to terminate your contract of employment without giving such notice, the Company will have the right to require you not to attend at any place of work and otherwise to suspend you from the performance of your duties without prejudice to your rights to remuneration and other benefits until such termination is effective.

8.8                                 You agree that the restrictions and obligations contained in Sub-Clauses 8.2, 8.3, 8.4, 8.5 and 8.6 will continue after the termination of your employment, whether terminated on notice, summarily, in breach of contract or otherwise and whether terminated by you or by the Company.

8.9                                 For the avoidance of doubt, the restrictions contained in each of the above Sub-Clauses constitute entire, separate and independent restrictions.  If any restriction is held to be unenforceable, then it is intended that the remaining restrictions will remain in force and unaffected.

9.                                       Protection of intellectual property

9.1                                 Subject to the Patents Act 1977 and the Copyright Act 1956 (as amended or consolidated), any invention made by you in the course of or arising out of your employment belongs to the Company and you must take all appropriate steps to ensure that the Company obtains the maximum benefit from such invention by the prompt application for patents at the Company’s expense and generally.

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9.2                                 If you create or make any discovery, design or other work in the course of or arising out of your employment each such discovery, design or work belongs to the Company and you should take all appropriate steps to ensure that the Company obtains the maximum benefit from such discovery, design or work.

10.                                 Compliance with legislation and regulation

10.1                           You must observe the relevant requirements of the Stock Exchange “ Yellow Book”, The Company Securities (Insider Dealing) Act 1985 (as amended or consolidated), and, when applicable, the City Code on Take-overs and Mergers and the Rules governing Substantial Acquisitions of Shares.

10.2                           It is your obligation to ensure you take no action and make no statement (or omit to take any action or make any statement) which constitutes unlawful discrimination whether under the Sex Discrimination Act 1975 or the Race Relations Act 1976 or otherwise.

10.3                           You are required to comply with the provisions of legislation on health and safety and working conditions, and to do your utmost to ensure that the Company, and any subsidiary company, complies with that legislation, with the legislation concerning their areas of activity and generally with all legal obligations affecting the Company and any subsidiary company or successor company.

11.                                 Medical examinations

The Company may require you to undergo from time to time a medical examination by a doctor appointed by the Company.  The Company will be entitled to receive a report of the examination, a copy of which will be sent to you.

12.                                 Termination Provisions

12.1                           Your employment may be terminated forthwith by the Company by summary notice in writing:

(a)                                  if you are guilty of any gross default or gross misconduct in connection with or affecting the business of the Company or any associated company; or

(b)                                 in the event of any serious or repeated breach of or non-observance by you of any of the stipulations contained in this agreement; or

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(c)                                  if you become unable to pay your debts or a bankruptcy order is made against you, or if you enter into a deed of arrangement with your creditors; or

(d)                                 if you are convicted of any arrestable criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed); or

(e)                                  for any other reason permitting summary dismissal at law.

12.2                           If (owing to sickness, injury or otherwise) you do not perform your duties for a period of at least six months (whether or not consecutive) in any period of twelve months the Company will (without prejudice to any other provision of this agreement) be entitled by summary notice to you in writing (given at the expiry of such period or at any time thereafter while you continue not to perform your duties hereunder) to terminate your employment forthwith.

12.3                           If the Company has any grounds to believe it may have a right to terminate your employment pursuant to Sub-Clause 12.1 above it shall be entitled (but without prejudice to its right subsequently to terminate your employment on the same or any other ground) to suspend you on full pay, for a period of not more than three months for any enquiry or investigation into the circumstances giving rise to such belief.

12.4                           In the event of the Company deciding to pay to you a sum in lieu of notice (whether whole or in part), the Company reserves the right:-

a)                                      to reduce any such payment by such amount as the Company’s Remuneration Committee shall direct if in the opinion of such Committee you have failed properly to discharge your duties as an executive director of the Company;  and/or

b)                                     to discharge any such payment by means of instalment payments to you during any remaining period of notice not worked by you, of such amounts and upon such conditions as the Company’s Remuneration Committee may direct (having regard in particular to your ability to mitigate any loss occasioned to you by reason of the termination of your employment.)

12.5                           Upon termination of your employment for whatever reason, and whether in breach of contract or otherwise, you will at the request of the Company or any associated company, immediately resign, in writing and delivered as a deed, your position as a Director of such associated company, waiving all compensation for loss of office as Director.  If you fail to resign your position as Director, all relevant associated companies are hereby irrevocably authorised to appoint

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someone in your name and on your behalf to sign any documents and to do any things necessary to give effect to this obligation.

13.                                 Grievance/Disciplinary

In the event that you are dissatisfied with any disciplinary action taken against you, or have any grievance relating to your employment you should apply in the first instance to the Chairman who will either propose a solution or refer the matter to the Company Board for a decision.  There is no formal disciplinary procedure relating to your employment.

14.                                 Continuous Employment

Your period of continuous employment with the Company (including any relevant previous employment with the Central Electricity Generating Board) began on 1 May 1998.

15.                                 Notices

Notice under these Terms and Conditions will be treated as having been given if sent by ordinary first class post, by you to the Company’s registered office or by the Company to you at your last known address, as appropriate, and will be deemed to be given on the day when it would ordinarily be delivered after such posting.

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THE SCHEDULE

“Restricted Business” shall mean the businesses of:-

•                                          generation, distribution, marketing, sale or supply of electricity; and/or

•                                          distribution, marketing, sale or supply of gas; and/or

•                                          the procurement or sale of fuel for the generation of electricity; and/or

•                                          the construction or erection of power stations for the generation of electricity; and/or

•                                          research into or technical evaluation of any process or method capable of use in any of the items above; and/or

•                                          providing consultancy services in respect of any of the items above.

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SIGNED the day and year first before written.

SIGNED by	)
for and on behalf of	)
POWERGEN UK PLC	)
)
)
SIGNED by	)
RICHARD AITKEN-DAVIES	)

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TERMS AND CONDITIONS OF ASSIGNMENT TO: POWERGEN KENTUCKY LTD; US BRANCH OFFICE (“The  Assignment”)

WITH POWERGEN UK PLC (“the Company”)

NAME:  Mr Richard Aitken-Davies

PROPOSED PERIOD: 1 January 2001 - 31 December 2002

References in this document to “Chief Executive Officer” mean the Chief Executive Officer of LG&E Energy Corporation.

1.                                       Title

You will be assigned as the Chief Financial Officer, LG&E Energy Corp.

2.                                       Remuneration

Your remuneration package is made up of:

Basic Salary	£167,104	per annum
Cost of living adjustment	£3,410	per annum (non-taxable)

Your salary will be reviewed in July each year.  The  cost of living adjustment is reviewed annually. As a result of the review, any adjustments to your overseas remuneration will be made at this time. You should be aware that these adjustments can go down as well as up.

The cost of living adjustment is based on the standard index. After one year this will be reviewed on the basis that you will be a more informed purchaser and the efficient purchaser index will be used.

Your salary net of hypothetical tax will be paid into your UK bank account.  Any reasonable bank charges associated with the transfer of money to the US will be reimbursed on production of the necessary documentation.

Your basic salary includes the sum of  £9,504 in lieu of the payment that you currently receive under your UK contract of employment for an executive level car.  On your return to the UK, you will continue to receive this payment consolidated in your basic salary and will not be eligible for a car under the executive car scheme.

Additional Remuneration

In addition an overseas service payment (not subject to hypothetical tax) of 5% of salary will be paid every six months for the duration of the assignment.  The calculation will be based on the basic salary at the time of payment.

Settling-in Allowance (not subject to hypothetical tax)

A lump sum payment of £2000 will be paid as a contribution to the expense of settling into your US accommodation.

3.                                       US Work Permit

It is a condition that you and your wife are in possession of the relevant US Visa prior to commencing this assignment.

4.                                       Taxation

The Company agrees to the tax and social security arrangements as set out in Appendix A which forms part of this contract.  This allows for hypothetical tax to be deducted from certain components of your overseas package in order to contribute towards meeting any real UK or US income tax liabilities.

On the basis of current UK tax legislation you should be entitled to non-resident tax status, as your assignment includes a full UK tax year, (that is, 6 April to 5 April).  You will need to submit a P85 claim form to the Birmingham tax office via the tax advisors in order to obtain this relief.

You will be provided with overseas tax return preparation assistance for filing tax returns in the US and UK tax return preparation assistance in the year of departure from, and arrival back in, the UK. You must ensure that all information requested by the tax advisors is provided in a timely manner to ensure compliance. Any penalties or interest costs arising from missed deadlines will be reimbursed by you to the Company.  Any overseas tax repayments made to you must be signed over to the Company at the time the money is received.

The advisors will provide such information to Powergen as is necessary to ensure tax liabilities arising on employment related income are met by the Company.

5.                                       National Insurance

The UK has a reciprocal agreement on social security with the USA. Therefore, Powergen will apply to the relevant authorities to allow you to remain in the UK National Insurance scheme for the duration of your assignment.  If successful, you will receive a Certificate of Continuing Liability to UK National Insurance and Class 1 contributions will continue for the period of the assignment.

6.                                       Pension

During your assignment in the US you will continue to be entitled to remain a member of the Electricity Supply Pension Scheme, the Powergen Senior Executive Pension Scheme (PSEPS) and the Unapproved Schemes and have pension contributions deducted from your basic salary at the present rate. Should your circumstances change you should inform the Pensions Manager at Powergen as soon as possible.

7.                                       Pre and Post Assignment Leave

You will be entitled to 1 day’s embarkation leave and 2 days’ recuperative leave at the start of the assignment, and 1 day’s embarkation leave and 1 day’s rest leave at the end.  This leave is in addition to your annual leave entitlement.

8.                                       Travel Costs

In order that you may take up your assignment, Powergen will pay travelling expenses for you and your wife, to and from the US at the beginning and end of the assignment (except as provided in 24.3 and 24.5).  These expenses will include payment of an excess baggage allowance of 20kg each on both the outward and return flights.

Travel will be by Business class; flights booked through the Company’s preferred supplier..

For travel from home to the UK airport,, you may wish to use a hire car. Powergen will pay the cost of a maximum of 2 day’s hire. The same arrangements will apply for the journey home at the end of your assignment (except as provided in 24.3 and 24.5).

9.                                       Annual Leave

Your overall leave entitlement will be 25 days (excluding travelling time) plus the annual public holidays of the host country.  If you wish to take annual leave this must be approved by the Chief Executive Officer for the duration of the assignment.

10.                                 Home Leave and Travel Costs

You should incorporate home leave with business trips wherever possible. You and your wife will each be entitled to 4 home leave tickets during the assignment period excluding the outgoing and final trip home. In addition, you are entitled to a further 4 tickets each year for your non-accompanying family members. Travel for home leave will be on the basis of business class airfare booked through the Company’s preferred supplier.

A hire car may be booked for the full period of home leave.  Petrol costs will be met by the Company.

Any days off taken, as part of a home leave will be deducted from your annual leave entitlement.

11.                                 Emergency ‘Home Leave’’

Consideration will be given to emergency home leave in the event of the death or serious illness of an immediate family member in the UK.

12.                                 Freight

The reasonable costs of shipping personal effects will be paid at the beginning and at the end of the assignment (except as provided in 24.3 and 24.5).  You and your wife will have a total surface freight allowance of 3m³ per person net or equivalent cost airfreight allowance.  When in the UK, you should obtain quotes from our preferred suppliers and accept the lowest.  Please refer to the notes of guidance in the enclosures pack. At the end of your assignment you may contact the preferred supplier or a local recommended organisation.   If you find the allowance of 3m³ net restrictive, you should provide details of what you intend to take and the Group HR

Director will give consideration to increasing the allowance on an individual basis.  We recommend you do not ship antique or fragile goods.

Unused freight allowance is not transferable.

13.                                 Temporary Accommodation on Arrival in the US

Should you and your wife have to stay in a hotel or other temporary accommodation for the initial period of the assignment, reasonable costs, including meals, will be reimbursed on production of receipts, within limits agreed with  the Group HR Director.

14.                                 Accommodation – Destination Support

Assistance in finding suitable accommodation has been arranged by the Company with First Choice International based in Louisville, Kentucky.

15.                                 Permanent Accommodation

The Company will pay up to an agreed limit for reasonable accommodation (including management and car parking/garage fees). Prior to commencing your house search, the allowance and specification for your accommodation should be agreed with the Senior Vice President and Administrative Officer.  Should you wish to rent a higher priced property, you will be responsible for the additional costs incurred.  the Company will meet the cost of legal fees, rates and estate agent fees.  You will be responsible to the Landlord for any accidental damage to the property or its contents that occurs during the assignment.  You should note that normally the lease is drawn-up in LG&E Energy’ Corporations  name subject to local arrangements. You and your wife will be entitled to occupy such accommodation until your assignment in the US actually ceases.

16.                                 UK and US Utilities

The overriding principle is that you will remain responsible for one set of standing charges and units consumed.  The table below establishes where the responsibility for payment rests in a range of circumstances.

Powergen will reimburse the total cost of initial connection charges for gas, electricity, water and telephone and any subsequent disconnection charges incurred in the US.

The Company will pay reasonable business call costs and you should meet the cost of all personal telephone calls.  Bills should be itemised accordingly.

	UK			US
	Standing Charges	Units Consumed	Maintenance Costs Units	Standing Charges	Units Consumed
UK property occupied by family	E	E	E	PG	PG
UK property rented-out	E	E	E	E	E/PG*
UK property empty	E	—	PG	PG	E/PG*

E = Employee    PG = The Company    E/PG* = Proportion of 50/50

17.                                 On-going Commitments in the UK

During the period of your assignment you will continue to be responsible for payment of any such items as mortgage, house insurance, council tax, etc related to any property owned/leased by you in the UK.

If you choose (as opposed to business need transfer) to sell your house in the UK any costs incurred in the sale or purchase or rental of any alternative property will not be met by Powergen that  is, at the commencement or end of an assignment.

Should you retain your house and leave it unoccupied during the assignment, any additional reasonable costs incurred, (e.g. additional house contents insurance, general property maintenance), will be reimbursed on production of receipts. If you choose to rent out your property the Company will not reimburse any additional costs incurred.  You should note that you have a duty to take every action to mitigate any losses by taking proper security precautions, pursuing claims against third parties etc.  The Company will not pay for any costs associated with normal wear and tear of the property.  You should check the terms of your home contents insurance policy to ensure it is not invalidated by any non-occupancy.

Any reasonable costs arising from the redirection of mail from your home to a nominated forwarding address will be reimbursed on production of receipts.

18.                                 Provision of US Transport

As you have a UK entitlement to a contract car you will be provided with a lease vehicle in the US in accordance with the senior executive car programme in LG&E. You should discuss arrangements with the Group HR Director.  Actual petrol expenses incurred by business mileage and private mileage will be met by the Company.  You will be entitled to company paid parking.

You will need to obtain an International Driving Permit by taking your British Licence and a passport photograph to one of the national motoring organisations (AA, RAC, National Breakdown), prior to your departure.  When applicable the cost of any additional insurance above the leasing arrangements, any road fund licence, together with any costs associated with driving tests for you/your wife will be met by the Company.

As a resident in Kentucky you will also need to obtain a local driving licence.

19.                                 Luncheon Club

You will be reimbursed invitation fees and dues at a luncheon club of your choice subject to club provisions of nondiscrimination.

20.                                 Occupational Health

You and your wife have received the necessary medical clearance from Dr Vidia Kisnah, (Powergen’s Chief Medical Advisor) related to your stay in the US and have been provided with appropriate medical advice and guidance and equipment. Arrangements will be made by Dr Kisnah for a review in May 2001.

It is advisable for you and your wife to have full health checks e.g. optician and dental checks, routine GP visits, prior to departure and on home leave visits.  If you should require such checks overseas or glasses/contact lenses, Powergen will meet any significantly greater cost than that incurred in the UK upon production of receipts.

21.                                 Insurance

Contents insurance applying to your possessions in the host country will be provided through Ergon Insurance Ltd.  You should refer to the overseas home insurance schedule for details of cover and complete an insurance proposal form and return to Risk Management based at Westwood.

Personal accident, and travel insurance will be provided for you and your wife through AIG.

You and your wife will be eligible to participate in the medical plan provisions which cover LG&E Energy Corporation employees in Kentucky. Arrangements will be made to take you through the plan provisions.

22.                                 Business Visits

You may be required to make business visits during the course of your assignment.  Travel will be on the basis of Business class and a hire car may be booked for the full period of the visit.

All reasonable visits to the UK to perform your current role with the Association of Chartered Certified Accountants will be treated as business trips.

23.                                 Business Expenses

Business expenses should be claimed in accordance with the Company arrangements.  They should be authorised by the Chief Executive Officer.

24.                               Trips to the UK

For tax reasons you must notify the Group HR Manager of any time spent in the UK either on business or pleasure.

25.                                 Assignment Completion

Three months before the end of the assignment you and the Chairman will discuss the experience you have gained from the assignment in the US and consider future career possibilities.

26.                                 Termination of Assignment

26.1                           The Company is entitled to terminate your employment immediately by notice in writing to you pursuant to Clause 12.1(a), (b) (c), (d) (e) and 12.2 in your U.K Contract of Employment.

26.2                           The Company may terminate the assignment at any time without indemnity, compensation or notice save as set out in 26.4. The following list provides examples of reasons for termination but it is not to be regarded as exhaustive:-

a)                                      termination of or a change to the Company’s activities in the country or specific venture or project to which you have been assigned or a change in the requirements of your role;

b)                                     if the Company receives advice that your continued employment in the USA would be likely to endanger your health;

c)                                      domestic/compassionate and other discretionary reasons requiring your return to the UK.

26.3                           If the assignment is terminated under the provisions of paragraphs 26.1 above, at the discretion of the Chairman, you will not be reimbursed the cost of you and your wifes repatriation to the UK.  The Company will not be liable for any loss of future income (from whatever source) allowance or benefits in kind that would have been earned but for the termination.

26.4                           If the Company terminates the assignment under the provisions of paragraphs 26.2 above or 26.7 below, then you will be reimbursed for all reasonable transfer costs arising directly out of the termination of your assignment.  The overseas service payment will be paid on a pro-rata basis upon termination of the assignment.

26.5                           In the event that you choose to resign from the Company before the end of the assignment, you will not be eligible to receive the overseas service payment nor will the Company pay for any return travel or freight costs.

26.6                           Tax equalisation will be applied until the date of termination of the assignment.

26.7                           If you can demonstrate on reasonable grounds that you are unable to pursue the objectives of this assignment in the US in the interests of the Company (or your own personal interests) and following consultation with the Chief Executive Officer and Group HR Director the position can not be resolved then you will return to your role as Director – Group Performance or an equivalent position agreeable to you at the time to be mutually agreed or in default of agreement upon three months notice from you.

26.8                           In the event that the company is taken over and completion of the takeover occurs during the first twelve months of your assignment, then for a period of twelve months from the date of the takeover, the relevant notice period to terminate your employment would be the remainder of  your assignment period plus the notice period as set out in your UK contract of employment.  In all other circumstances, the notice period set out in your UK contract of employment will apply.

27.                                 British Consulate

You should register yourself and your wife at the local British Consulate Office soon after arrival in the US.

26.                                 Jurisdiction

This agreement shall be governed by and interpreted in accordance with the laws of England and each of the parties submit to the jurisdiction of the English courts as regards any claim or matter arising under this agreement.

27.                                 Contract of Employment

Except as stated in these terms and conditions your contract of employment with Powergen UK plc dated 23 June 1999 remains unchanged.

Signed for and on behalf of Powergen UK plc:

/signed/	19 March, 01

J A HART	Date

I have read the terms and conditions of assignment and understand and agree to abide by the tax and social security equalisation arrangement (Appendix A).  I accept the assignment on the basis of these terms and conditions.

/signed/	26th March 2001

Richard Aitken-Davies	Date

Appendix A

TAX AND SOCIAL SECURITY EQUALISATION

In order to ensure a fair and consistent approach to its international assignees, Powergen (Powergen UK plc and its subsidiaries) having regard to the practices adopted by other international companies, have applied a tax and social security equalisation policy on all basic UK pay and benefits elements, except healthcare.  Tax liability arising from receiving allowances or other benefits, e.g. “free” accommodation is met by Powergen.

Tax equalisation on personal income is not usual Powergen policy however taking into account your circumstances, arrangements will be made for your to meet with representatives from Arthur Andersen so that you can identify your current personal income/investment portfolio (‘register’ the portfolio). Powergen will then undertake to reimburse any incremental tax liability incurred on that portfolio as a result of the assignment to the US.  This commitment is subject to you adopting the tax filing basis recommended by Arthur Andersen’s.

Taking into account your circumstances, Powergen’s tax equalisation position with regards to income arising under Powergen’s share based plans is based on the following four basic principles:

1.  Any host country liability arising from an initial grant/award (as opposed to exercise or disposal under a Powergen share based plan will be covered by tax equalisation.

2. Any “forced” exercise which creates a US tax liability will be tax equalized.  Where such an event would “ordinarily” create a UK tax liability (i.e. exercise of an unapproved option), hypothetical taxes will be deducted, with the company meting any actual UK and UK taxes.

3.  Any home or US tax liability arising as a result of any voluntary exercise is for the individual’s account.  Further:

a)  where the plan is approved and therefore non taxable in the UK, it will be the individual’s responsibility to meet the US liability.

b)  where the plan is unapproved and therefore “ordinarily” taxable in the UK, either in part or whole, the company will deduct hypothetical tax and pay all home and US taxes to a maximum of the hypothetical tax deduction.  Any actual taxes in excess of this amount will be for the individual’s account.

4.  The disposal of any shares acquired through any Powergen share based plan (unless there is a “forced disposal”) is a personal investment decision and any home or US taxes arising on such a disposal are therefore not covered by tax equalisation.

Note:

The term “exercise” includes both an exercise of an option or a request for plan shares to be released from trust.

The term “forced exercise” is defined as an exercise which either:

a)  occurs within the last seven days up to and including the expiry dates of the specified vesting periods applicable to each of Powergen’s share based plans; or

b)  occurs within the last seven days up to and including the start of a closed period where the normal expiry date falls within the closed period; or

c)  occurs as a result of a change to Powergen’s corporate existence.

The term “voluntary exercise” is defined as any exercise which is not forced.

The term “forced disposal” is defined as where the individual is obliged at “forced exercise” to fund the actual/hypothetical tax arising by disposing of a proportion of the exercised shareholding.

The term “closed period” is defined as a specified period, during the normal vesting period applicable to each of Powergen’s based plans, in which an individual is prevented from exercising due to stock exchange or other statutory restrictions.

The total tax liability for the overseas assignment is met by Powergen utilizing the hypothetical tax policies plus its own funding.  Arthur Andersen are engaged to support the process.  Any UK tax refunds in the year of departure from and arrival in the UK arising as a result of the overseas assignment, including refunds due to unused personal allowances, but excluding refunds relating to non-employment income not covered above must be repaid to Powergen.  Further any under or over payment of actual UK or overseas tax, in respect of employment related income or that identified above only, will be met by Powergen or collected from the individual, respectively.   In the unlikely event of your being declared redundant whilst overseas, our tax equalisation policy will apply to the severance payments.

It is important to note that hypothetical tax is not real income tax and uses standard allowances rather than actual tax codes.  As in the UK, tax relief on Electricity Supply Pension Scheme contributions (ESPS) including additional voluntary contributions to the ESPS is maintained.  The basis of calculation of hypothetical tax is further outlined below.  Where the assignment commences or terminates part way through the UK tax year, the lower and basic rate bands and personal allowances will be pro-rated in the hypothetical tax calculation.

On the basis of current UK tax legislation, if your assignment includes a full UK tax year (that is 6 April to 5 April) you will be deemed to be a non-resident in the UK.  If not, it is likely you will be taxable both in the UK and US.

You will be required to submit UK and UK tax returns during the period of the Assignment.  Arthur Andersen have been appointed as Powergen’s international tax advisers who will assist with the preparation of returns (as detailed below) and the calculation of actual tax payable.  You may wish to supplement Arthur Andersen’s advise with independent financial advice in relation to your personal investment income.

Prior to commencing your US assignment, you are required to meet with Arthur Andersen who will clarify your taxation position and complete the necessary exit documentation for submission to the Inland Revenue.  Failure to do this may result in considerable tax complications for you.

It should be noted that you retain ultimate responsibility for the returns and must ensure that all information requested by the tax advisers is proved in a timely manner to ensure compliance.  Any penalties or interest costs arising from missed deadlines will need to be reimbursed to Powergen.

Social Security Equalisation

National Insurance helps to pay for some Social Security benefits including retirement pensions.  Whilst employed in the UK Class 1 contributions, up to a maximum rate are deducted from salary.  Powergen also pays employer NI contributions for you.

For assignments to the US, the UK has a reciprocal agreement.  Subject to various qualifications you will remain subject to UK National Insurance only and therefore both you and Powergen will remain liable for Class 1 contributions.

December 2000

EXPATRIATE TAX EQUALISATION

Components of Package

Taxable — equalised back to UK

Base Salary

Any Bonus payments

Car/transport allowance (personal use)

“Forced exercise” of the unapproved option

Exercise of approved option in an unapproved manner

“Voluntary exercise” of unapproved option subject to maximum referred to in point 3.b above

Non Taxable — Tax Paid by Powergen

Cost of living allowance

Overseas service payment

Location allowance

Settling in allowance

Accommodation costs

Home leave

Travel costs

Overseas relocation costs

Travel/accident insurance

UK garden and property maintenance costs

Overseas utility charges (where paid)

Private medical insurance

US lease car (senior executive car programme and associated expenses

Powergen share based plan — grant/award

Powergen share based plan — “forced exercise” of UK approved option

Powergen share based plan —  “forced disposal”

“Registered” portfolio of personal/investment income

December 2000

AMENDMENT TO THE TERMS AND CONDITIONS

OF ASSIGNMENT TO: LG&E ENERGY CORP.

OF

RICHARD AITKEN-DAVIES

THIS AMENDMENT TO THE TERMS AND CONDITIONS OF ASSIGNMENT TO: LG&E ENERGY CORP. OF RICHARD AITKEN-DAVIES (“AMENDMENT”) is made and entered into this 27th day of June, 2002 by and among (i) LG&E ENERGY CORP., a Kentucky corporation (“Company”), (ii) POWERGEN, PLC, a United Kingdom public limited company (“Parent”) and, (iii) RICHARD AITKEN-DAVIES (“Executive”), collectively referred to as the “Parties”.

WHEREAS, the Executive and the Parent entered into a Contract of Employment, dated June 22, 1999 (“Agreement”).

WHEREAS, the Agreement was modified by the Terms and Conditions of Assignment To: LG&E Energy Corp. in a document dated December 19, 2000 (“Assignment”).

WHEREAS, the Parent and E.ON AG, an aktiengesellschaft formed under the Federal Republic of Germany (“German Parent”) have agreed to the terms of a recommended pre-conditional cash offer, whereby German Parent or its subsidiary will acquire ownership of the Parent.

WHEREAS, the Parent and the German Parent have determined that the acquisition of the Parent by the German Parent shall be completed by way of a scheme of arrangement, whereby the acquisition will become effective in accordance with the terms of the scheme (“Acquisition Date”).

WHEREAS, the Parties have determined that it is now desirable to amend the Assignment to reflect certain changes necessitated by the German Parent’s acquisition of the Parent.

AGREEMENT:

NOW THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed that the Assignment shall be amended as follows:

1.  The Proposed Period of the Assignment shall be extended until the second anniversary of the Acquisition Date.

2.  A new Section 26.9 shall be added to the end of Article 26 of the Assignment to read as follows:

"26.9  If the Executive is (i) employed on the day following the second anniversary of the Acquisition Date by the Company, the Parent, the German Parent, or any subsidiary of the Company, the Parent or the German Parent, hereinafter collectively referred to as the "Employer", or (ii) terminated from employment prior to the expiration of the twenty-four (24) month period following the Acquisition Date by an Employer (other than as provided for in Sections 12.1 or 12.2 of Appendix II to the Agreement) or by the Executive for Good Reason (as hereinafter defined), the Employer shall pay to the Executive on such an anniversary or within 10 days of such termination date a cash lump sum payment in an amount equal to (i) the Executive's Salary Amount (as hereinafter defined), and (ii) the Executive's Target Annual Incentive Amount (as hereinafter defined).  For purposes of this Agreement, "Good Reason" shall mean a reduction by an Employer in the Executive's base salary or annual target bonus percentage as in effect prior to such reduction, or any failure to pay the Executive any compensation or benefits to which the Executive is entitled within thirty (30) days of its commission.  For purposes of this Agreement, "Salary Amount" shall mean the Executive's annual base salary from an Employer in effect at the time of payment;, provided however, if an Employer has reduced the Executive's annual base salary, the Salary Amount shall be the annual base salary in effect prior to the reduction.  For purposes of this Agreement, "Target Annual Incentive Amount" shall mean the target annual bonus of the Executive under the annual incentive plan of the Employer at the time of payment; provided however, that if an Employer has reduced the target annual bonus of the Executive, the Target Annual Incentive Amount shall be the target annual bonus in effect prior to the reduction."

3.             Except as provided in this Amendment, the temrs and conditions of the Agreement and the Assignment shall remain in full force and effect.

                IN WITNESS WHEREOF, the Company, the Parent have caused this Amendment to be executed by its duly authorized representative and the Executive has executed this Amendment as of the date set forth below, but which shall become effective as of the Acquisition Date, provided the Executive is employed by the Company on that date.

LG&E ENERGY CORP.

By:	/s/ John R. McCall
Name
	Title	EVP, General Counsel, Corp. Sec.

Date:	6/21/02

POWERGEN, PLC

By:	/signed/
Name
Title

Date:

EXECUTIVE

/s/ Richard Aitken-Davies
Richard Aitken-Davies

Date: